Exhibit 5.1

Proskauer Rose LLP Eleven Times Square New York, NY 10036-8299

March 24, 2017

Icahn Enterprises L.P.

767 Fifth Avenue, Suite 4700

New York, NY 10153

Re:	Icahn Enterprises L.P. 2017 Long Term Incentive Plan

Ladies and Gentlemen:

We have acted as counsel to Icahn Enterprises L.P., a Delaware limited partnership ( “Icahn Enterprises”), with respect to the preparation and filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) on March 24, 2017, in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 1,000,000 depositary units representing limited partner interests in Icahn Enterprises (the “Depositary Units”), that may be issued by Icahn Enterprises pursuant to the Icahn Enterprises L.P. 2017 Long Term Incentive Plan (the “Plan”).  The Depositary Units are to be issued by Icahn Enterprises upon grant, vesting or exercise of certain unit-based awards (the “Awards”) granted and/or to be granted pursuant to the Plan.

In rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate or limited partner or comparable documents, certificates of public officials and officers and representatives of Icahn Enterprises and Icahn Enterprises G.P. Inc., the general partner of Icahn Enterprises (the “General Partner”), and such other documents, records and instruments, and we have made such inquiries of such officers and representatives of Icahn Enterprises and the General Partner, as we have deemed necessary or appropriate as a basis for our opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals and the conformity to authentic originals and completeness of all documents submitted to us as photostatic, conformed, notarized or certified copies as we considered necessary or appropriate for enabling us to express the opinions set forth below.

As to facts material to the opinions, statements and assumptions expressed herein, we have, with your consent, relied upon oral or written statements and representations of officers and other representatives of Icahn Enterprises and the General Partner. We have not independently verified such factual matters.

Based upon, and subject to, the foregoing, assuming no change in the applicable law or pertinent facts, we are of the opinion that the Depositary Units, when and to the extent issued in accordance with the terms of the Awards and the Plan, including payment of any applicable exercise price therefor, (i) will be validly issued and fully paid and holders of such Depositary Units will not have any obligation to make payments to Icahn Enterprises or its creditors (other than any applicable exercise or purchase price for the Depositary Units) or contributions to Icahn Enterprises or its creditors solely by reason of such ownership of Depositary Units and (ii) will entitle the holders thereof to the rights specified in the amended and restated depositary agreement among Icahn Enterprises, the General Partner and Computershare Inc., dated as of August 2, 2016 (the “Depositary Agreement”).

In rendering the foregoing opinion, we have assumed, among other things, that the Depositary Units will be issued in compliance with applicable federal and state securities laws and that the Depositary Units will be duly authorized, executed and delivered by the General Partner in accordance with the provisions of the Depositary Agreement and any applicable conditions in the Depositary Agreement have been satisfied.

The foregoing opinion is based upon and expressly limited to the Delaware Revised Uniform Limited Partnership Act. We do not express any opinion herein concerning the laws of any other jurisdiction.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Proskauer Rose LLP